Agreement to Establish a Rule 10b5-1 Buying Plan

This Agreement to Establish a Rule 10b5-1 Buying Plan (this “Buying Plan”), dated September 19, 2008, 2008, between U.S. Energy Corp. (the “Buyer”), and RBC Capital Markets Corporation (“Broker”).

WHEREAS, the Buyer desires to enter into this Buying Plan to buy shares of its common stock, par value $ .01 per share (the “Stock”), of Buyer in accordance with the terms set forth on Annex A; and

WHEREAS, the Buyer desires to engage Broker as its agent to effect purchases of shares of Stock in accordance with this Buying Plan;

NOW, THEREFORE, the Buyer and Broker hereby agree as follows:

1.
Broker shall effect all purchases (each a “Purchase”) of Stock under this Buying Plan in accordance with its terms, including those terms set forth on Annex A attached hereto.  Broker shall commence Purchases on Monday, September 22, 2008, and shall continue to make Purchases until the balance of the total of $5.0 million has been spent  (unless earlier terminated pursuant to Section 7 of this Buying Plan) (such period, the “Repurchase Period”).

2.
Broker agrees to comply with the time, price and volume limitations applicable under Rule 10b-18 under the Securities Exchange Act of 1934 (the “Exchange Act”) in effecting all Purchases of Stock pursuant to this Buying Plan, provided that such limitations shall not be required to the extent permitted by Securities Exchange Act Release No. 34-58588 or any similar order or rule of the Securities and Exchange Commission

3.
The Buyer understands that Broker may not be able to effect a Purchase in the event of: (i) a market disruption; (ii) a suspension or halt in trading of the Stock; (ii) a legal, regulatory or contractual restriction applicable to the Buyer or Broker; (iii) the receipt by Broker of written notice from counsel for the Buyer advising it that this Buying Plan is no longer in effect, or alternatively, that Purchases to be made under this Buying Plan are suspended until further notice.  If any Purchase cannot be executed as required by this Buying Plan for any of these reasons, Broker shall effect such Purchase as promptly as practical after the cessation or termination of any market disruption, restriction, or suspension described above, or as promptly as possible after receipt of written affirmation of the continuing effect or validity of this Buying Plan or an amended or substituted Buying Plan.
4.
The Buyer represents and warrants that (i) it is not aware of material, nonpublic information with respect to the Buyer or any securities of the Buyer (including the Stock); (ii) it is entering into this Buying Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 and Rule 10b5-1 under the Exchange Act or other applicable securities laws and (iii) its execution of this Buying Plan will not violate or conflict with the Buyer’s Insider Trading Policy.  The Buyer agrees not to enter into or alter any corresponding or hedging transaction with respect to the Stock while this Buying Plan remains in effect.

5.
It is the intent of the parties that this Buying Plan comply with the requirements of Rule l0b5-1(c)(1) under the Exchange Act and that this Buying Plan shall be interpreted to comply with the requirements of Rule 10b5-1(c)(1).  The Buyer understands and acknowledges that this Buying Plan is the Buyer’s Buying Plan, that it has had full opportunity to consult with its legal counsel with respect to the validity of this Buying Plan, and that it is not relying on Broker for such counsel.

6.
This Buying Plan shall become effective immediately and shall terminate upon the first to occur of the following;  (i) the purchase of an aggregate of $5,000,000 of the Stock (including any commission, commission equivalent, mark-up or differential and other expenses of purchase) (such amount, the “Maximum Repurchase Price”). Pursuant to this Buying Plan; (ii) the commencement of any voluntary or involuntary case or other proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or similar law or seeking the appointment of a trustee, receiver or other similar official, or the taking of any corporate action by the Buyer to authorize or commence any of the foregoing;  (iii) the public announcement of a tender or exchange offer for the Stock or of a merger, acquisition, recapitalization or other similar business combination or transaction as a result of which the Stock would be exchanged for or converted into cash, securities or other property; or  (iv)  promptly following receipt by Broker of written notice that Buyer has terminated this Buying Plan.

7.
Broker will send the Buyer written confirmation of purchases on a daily basis (showing the date of the transaction, the number of shares of Stock purchased, the price paid, settlement dates and its fees for executing the purchases).  Unless otherwise directed by the Buyer, such confirmation shall be sent by email to the following individuals at the Buyer:

Keith Larsen                                           keith@usnrg.com
Mark Larsen                                           mark@usnrg.com
Scott Lorimer                                          scott@usnrg.com
Steve Youngbauer                                 youngbauer@usnrg.com

8.
Except as contemplated by Sections 3(iii) and 7(v) of this Buying Plan, the Buyer acknowledges and agrees that it does not have authority, influence or control over any Purchase effected by Broker pursuant to this Buying Plan and Buyer will not attempt to exercise any authority, influence or control over Purchases.  Broker agrees not to seek advice from the Buyer with respect to the manner in which it affects Purchases under this Buying Plan.

9.
This Buying Plan, shall be governed by and construed in accordance with the laws of the State of New York and may be modified or amended only by a writing signed by the parties hereto.  The Buyer understands and agrees that it bears all legal and regulatory risks associated with any such modification or amendment of this Buying Plan.

10.
If any provision of this Buying Plan is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation.  All other provisions of this Buying Plan will continue and remain in full force and effect.

11.	Broker will maintain in confidence the specific terms of this Buying Plan, except as required by law or as provided herein.

12.	This Buying Plan may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned have signed this Amendment as of the date first written above.

                                        U. S.  Energy Corp.

                                        By: __________________________
                                        Name:  Robert Scott Lorimer
                                        Title:  Chief Financial Officer

                                        RBC Capital Markets Corporation

                                        By _________________________
                                        Name:  Andrew Jones
                                        Title: Vice President

ANNEX A

NOW, THEREFORE, the Buyer and Broker hereby agree as follows

1.	Trading Requirements (Amount/Price)

Broker shall effect a repurchase (each a ‘Purchase’) of shares of USEG common stock in accordance with the following guidelines on each day the NYSE is open for trading:

1)	Total dollar amount to be repurchased over the duration of the plan shall not exceed $5,000,000.
2)	Total amount to be repurchased on a daily basis shall not violate any securities laws and at all times be within Section 10b-5(1) and 10b5-(18) of the Securities and Exchange Act of 1934.
3)	Shares shall be repurchased in accordance with the repurchase grid below:

U.S. ENERGY CORP.
Repurchase Matrix

Price Range		% of ADTV
Lower Band	Higher Band	limit

$-	$2.50	100%
$2.51	$3.50	75%
$3.51		50%

2.	Effective Date/Termination

This Plan is effective for Purchases on September 22, 2008.

The program shall terminate on the earlier of:

(a) When $5.0 million in repurchases has occurred

(b) any time any trade contemplated hereunder shall result in a violation of, or adverse change in consequences under, applicable securities laws.

(c) At such time as the Board of Directors of U.S. Energy Corp. determines that the plan should be discontinued pursuant to article 6 (iv) of the Buying Plan dated September 19, 2008.

Broker shall be entitled to a commission rate of $.04 per share for all stock repurchased

IN WITNESS WHEREOF, the undersigned have signed this instruction as of the date first written above.

U.S.  Energy Corp.

By:  _________________________________    Date:  _____________
Name:  Robert Scott Lorimer
Title:  CFO & Treasurer

RBC Dain Rauscher (Broker)

By:  _________________________________    Date:  _____________
Name:  Andrew Jones
Title:  Vice President